EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated July 3, 2008, with respect to the consolidated financial statements and schedules included in the Annual Report of Universal Security Instruments, Inc. on Form 10-K for the year ended March 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Universal Security Instruments, Inc. on Form S-8 (File No. 333-81930, effective February 1, 2002) pertaining to the Non-Qualified Stock Option Plan as Amended, and on Form S-8 (No. 2-83323 dated May 4, 1983, No. 33-6953 dated July 2, 1986, No. 33-21226 dated April 13, 1988) pertaining to the Non-Qualified Stock Option Plan.

/s/ Grant Thornton LLP

Baltimore, Maryland
July 3, 2008